Exhibit 99.10

EXECUTION VERSION

PARTNERSHIP AGREEMENT OF FRISCO HOLDING II Dated as of February 6, 2026

PARTNERSHIP AGREEMENT

of

FRISCO HOLDING II

This Partnership Agreement of FRISCO HOLDING II (the “Partnership”) is made as of February 6, 2026.

R E C I T A L S:

WHEREAS, the Certificate (as defined below) was executed and filed with the Office of the Secretary of State of the State of Delaware on February 6, 2026 (the “Effective Date”), thereby causing the conversion of Frisco, Inc., a Delaware corporation, into a general partnership under and pursuant to the Delaware Revised Uniform Partnership Act as set forth in § 15-101 et seq. of the Delaware Code (as amended from time to time, the “Act”), thereby forming the Partnership.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I

DEFINITIONS

SECTION 1.1      Definitions. (a) Capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act.

“Agreement” means this Partnership Agreement as it may be amended, modified, restated or supplemented from time to time.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:

(a)
To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions on the date paid to the Partnership, such Partner’s allocable share of Net Income of the Partnership pursuant to Section 6.2, and the amount of any liabilities of the Partnership assumed by such Partner or which are secured by any property distributed to such Partner;

(b)
From each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s allocable share of Net Losses of the Partnership pursuant to Section 6.2, the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

(c)
In the event any Units in the Partnership are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units;

(d)
In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations;

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee (as defined below) shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners) are computed in order to comply with such Regulations, the Management Committee may direct any Partner to make such modification. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of the Partnership capital reflected on the Partnership balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Partner, the aggregate amount contributed from time to time by such Partner to the Partnership in respect of any Units. To the extent any Partner makes any Capital Contribution in property other than cash, the Management Committee shall determine in good faith the amount that such Partner will be deemed to have contributed.

“Certificate” means the Certificate of Conversion filed by Frisco, Inc. with the Secretary of State of the State of Delaware on February 6, 2026.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.

“Covered Person” means: (a) each Managing Partner, each Partner, the Partnership Representative or a liquidating trustee, in each case in his or its capacity as such; (b) any Affiliate of a Managing Partner, a Partner, the Partnership Representative or a liquidating trustee; and (c) any Person of which a Managing Partner is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any Affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c), whether or not such Person continues to have the applicable status referred to in such clauses.

“Disabling Conduct” means, in respect of any Person, an act or omission that constitutes fraud, gross negligence or willful misconduct by such Person.

“Equity Stake” means, with respect to a Family Group, the number of Units owned by that Family Group as of the date hereof, as reflected in the Ownership Schedule (as defined below) as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Partner” means any Partner that is: (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA; (ii) a “plan” within the meaning of Section 4975(e)(1) of the Code; or (iii) a “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Family Affiliate” means, with respect to any Partner: (i) any family member (including any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships) or heir, legatee, beneficiary, devisee or estate of such Partner; or (ii) any foundation, trust, family partnership or other entity created and used for estate planning purposes, so long as any such foundation, trust, family partnership or other entity is controlled by, for the benefit of, or owned by one or more Persons described in clause (i) and/or clause (ii).

“Family Group” means, as of any date, each of the PFE Family Group, the TFFIII Family Group and the WRF Family Group.

“Family Partner” means any Partner that is a member of a Family Group.

“Fiscal Year” means the calendar year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)
The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as reasonably determined by the Management Committee.

(b)
The Gross Asset Value of any of the Partnership’s assets distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Management Committee.

(c)          The Gross Asset Values of all of the Partnership’s assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Management Committee using such reasonable method of valuation as it may adopt, as of the times listed below:

(i)
immediately prior to the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if it is determined by the Management Committee that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii)
immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of the Partnership’s property as consideration for an interest in the Partnership, if it is determined by the Management Committee that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)
immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than by operation of Section 708(b)(1)(B) of the Code); and

(iv)
immediately prior to such other times as the Management Committee shall reasonably determine necessary or advisable, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(d)
The Gross Asset Values of the Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Management Committee determines that an adjustment pursuant to subparagraph (b) or (c) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)
If the Gross Asset Value of any of the Partnership’s assets has been determined or adjusted pursuant to subparagraph (a), (c) or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Group Approval” means, with respect to a Family Group as of any date, the approval of a majority of the Units owned by such Family Group.

“HCA” means HCA Healthcare, Inc. or any successor thereof.

“HCA Common Stock” means the common stock, par value $0.01 per share, of HCA, any other equity security of HCA or any instrument exercisable for, convertible into, exchangeable for or otherwise based on or referencing the value of such common stock or other equity security.

“Hercules” means Hercules Holding II, a Delaware general partnership.

“Individual Retirement Account” has the meaning set forth in Section 408(a) of the Code.

“Interest” means the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. Unless the Management Committee shall have determined otherwise, Interests shall be expressed as a number of Units.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period of the Partnership, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year of the Partnership or other period, as applicable, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)
Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b)
Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c)
In the event the Gross Asset Value of any of the Partnership’s asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)
Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)
Depreciation, amortization, and other cost recovery deductions shall be computed by reference to the Gross Asset Value of the property if the Gross Asset Value differs from its adjusted tax basis; and

(f)
To the extent an adjustment to the adjusted tax basis of any of the Partnership’s assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Ownership Schedule” means a schedule, maintained in the books and records of the Partnership by the Management Committee and as updated from time to time, setting forth Partners, Units, Capital Contributions and Family Groups.

“Partner” means each Person that executes a counterpart of this Agreement as a Partner and becomes a Partner as provided herein, so long as such Person continues as a Partner and is reflected as such in the records of the Partnership, in each case in such Person’s capacity as a Partner of the Partnership, and “Partners” means all such Persons.

“Permitted Transferee” means in respect of any Partner, a Partner or Family Affiliate; provided that, in each case, such Person has agreed to become a party to this Agreement pursuant to Section 9.4; in each case subject to Section 9.1(a).

“Person” means any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“PFE Family Group” means, as of any date, any of the individuals or entities identified as such in the Ownership Schedule, with such additions or substitutions, if any, as the Management Committee shall have determined from time to time.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations.

“Regulations” means the Federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time (it being understood that all reference herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations).

“Requisite Approval” means, as of any date, the approval of each of the following: (i) a majority of the outstanding Units; and (ii) (A) if, as of such date, there are two or more Family Groups each of which beneficially owns at least 20% of its Equity Stake, the approval of at least two such Family Groups by Group Approval, or (B) if, as of such date, there is exactly one Family Group that beneficially owns at least 20% of its Equity Stake, the approval of such Family Group by Group Approval.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, and similar ownership interests.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Sharing Percentage” means, as of any date of determination, with respect to any Partner, a percentage calculated by dividing (x) the aggregate number of Units held by such Partner by (y) the aggregate number of Units of the Partnership issued and outstanding on such date.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of February 6, 2026, by and among HCA, the Partnership and Hercules, as the same may be amended, supplemented or otherwise modified from time to time.

“Substituted Partner” means any Person admitted to the Partnership as a Partner pursuant to the provisions of Section 9.4.

“Taxable Year” means the taxable year of the Partnership determined under Section 706 of the Code.

“TFFIII Family Group” means, as of any date, any of the individuals or entities identified as such in the Ownership Schedule, with such additions or substitutions, if any, as the Management Committee shall have determined from time to time.

“Transfer” or “Transferred” means, with respect to any Units or HCA Common Stock, any direct or indirect transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition. For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein if (a) a transferee that is not an individual, a trust or an estate ceases to be controlled by either the transferor or a Family Affiliate thereof or (b) with respect to a holder of Units which was formed for the purpose of holding Units, there is a Transfer of the equity or other ownership interests of such holder.

“Unit” shall mean the fractional share of the Interests of all Partners. The number of Units outstanding and the holders thereof shall be set forth in the Ownership Schedule as amended from time to time pursuant hereto.

“WRF Family Group” means, as of any date, any of the individuals or entities identified as such in the Ownership Schedule, with such additions or substitutions, if any, as the Management Committee shall have determined from time to time.

(b)
As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite to such term:

Term	Section
Act	Recitals
Claims and Expenses	8.4
flow-through entity	14.1(h)
Management Committee	7.1(a)
Managing Partner	7.1(a)
Partnership	Preamble
Partnership Representative	11.2(a)
Tax Items	6.3

SECTION 1.2      Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Article II

FORMATION AND TERM

SECTION 2.1      Formation. The Partnership was formed as a Delaware general partnership effective as of the Effective Date upon the filing of the Certificate by Frisco, Inc., the predecessor of the Partnership, under and pursuant to the provisions of the Act. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided in this Agreement.

SECTION 2.2      Name. The name of the Partnership is “Frisco Holding II”. The business of the Partnership may be conducted in compliance with all applicable laws under any other name designated by the Management Committee.

SECTION 2.3      Term. The term of the Partnership commenced on February 6, 2026 and shall continue in perpetuity; provided that the Partnership may be dissolved in accordance with the provisions of this Agreement or by operation of law.

SECTION 2.4      Principal Place of Business. The principal place of business of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the Management Committee may determine in accordance with Article VII.

SECTION 2.5      Registered Agent and Office. The Partnership’s registered agent and office in the State of Delaware shall be c/o Circumference FS (USA) Inc., 1100 North Market Street, Suite 4050, Wilmington, Delaware 19890. The Management Committee may at any time designate another registered agent and/or registered office.

SECTION 2.6      Qualification in Other Jurisdictions; Conduct of Business. The Partnership shall be qualified or registered under foreign partnership statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business to the extent, in the judgment of the Management Committee, such qualification or registration is necessary or advisable.

Article III

PURPOSE AND POWERS

SECTION 3.1      Purpose and Powers. The Partnership is formed for the purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which general partnerships may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

Article IV

PARTNERS; ADDITIONAL INTERESTS; CONVERSION

SECTION 4.1      General. The names of, Units held by and, if and as the Management Committee shall have determined to be applicable, Family Group memberships of the Partners are set forth in the Ownership Schedule. A Partner will cease to be a Partner only in the manner described in Section 9.4 and Article XII. The Management Committee shall revise the Ownership Schedule from time to time to properly reflect any changes to the information included therein, including to reflect the admission or withdrawal of Partners or the making of additional Capital Contributions, in each case, in accordance with this Agreement. Any revision to the Ownership Schedule or otherwise to the Partnership’s records that is made solely to reflect information regarding Partners shall not require Partner approval.

SECTION 4.2      Powers of Partners. Each Partner hereby covenants, except as otherwise provided in this Agreement, not to take any act without the consent of the Management Committee that would have the effect of binding the Partnership in any manner whatsoever.

SECTION 4.3      Nature of a Partner’s Interest. A Partner’s Interest (including a Partner’s Units) shall for all purposes be personal property. A Partner has no interest in any specific Partnership property.

SECTION 4.4      No Other Persons Deemed Partners. Unless admitted to the Partnership as a Partner as provided in this Agreement, no Person shall be, or shall be considered, a Partner. In respect of matters pertaining to Partners, the Partnership shall deal only with Persons so admitted as Partners (including their duly authorized representatives). Notwithstanding any notification to the contrary, any distribution by the Partnership to the Person shown on the Partnership’s records as a Partner or to its legal representatives shall relieve the Partnership of all liability to any other Person who may be interested in such distribution by reason of any other Transfer by the Partner, or for any other reason.

SECTION 4.5      No Cessation of Partnership Upon Bankruptcy, etc. A Person shall not cease to be a Partner of the Partnership upon the happening, with respect to such Person, of any of the events specified in §15-601(6) of the Act. Upon the occurrence of any event specified in §15-601(6) of the Act, the business of the Partnership shall be continued pursuant to the terms hereof without dissolution.

SECTION 4.6      Admission of Additional Partners and Creation of Additional Units

(a)
Subject to the limitations set forth in this Article IV, in Article VII and Article IX and in Sections 5.1(b), 13.3 and 15.2, the Partnership may, upon the determination of the Management Committee, admit additional Partners to the Partnership (with such Family Group membership, if any, as the Management Committee shall have determined), issue additional Units or create and issue such additional classes or series of Units, having such designations, preferences and relative, participating or other special rights, powers and duties as the Management Committee shall determine, including: (i) the right of any such class or series of Units to share in the Partnership’s distributions; (ii) the allocation to any such class or series of Units of items of Net Income, Net Loss, or items of the Partnership’s income, gains, losses and deductions; (iii) the rights of any such class or series of Unit upon dissolution or liquidation of the Partnership; and (iv) the rights of any such class or series of Units to vote on matters relating to the Partnership and this Agreement. Upon the issuance pursuant to and in accordance with this Agreement of any class or series of Units, the Management Committee may, in accordance with, and subject to, Sections 4.1 and 15.2, as applicable, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any additional Partner to the Partnership or the authorization and issuance of such class or series of Unit, and the related rights and preferences thereof.

(b)
No additional Partner shall be admitted to the Partnership: (i) in connection with newly issued Units, unless and until such prospective additional Partner has executed a signature page counterpart to this Agreement and an acceptance of all of the terms and conditions of this Agreement, and such other documents or instruments as may be required to effect the admission in the Management Committee’s reasonable judgment; or (ii) in connection with a Transfer of a Unit, unless and until all the conditions of Article IX are satisfied, and such prospective additional Partner executes and delivers to the Partnership the documentation contemplated by Section 9.4.

Article V

CAPITAL CONTRIBUTIONS; DEFAULT; LIABILITY OF PARTNERS

SECTION 5.1      Capital Contributions.

(a)
Each Person set forth on the Ownership Schedule has made Capital Contributions to the Partnership in the respective amounts and form of consideration and in exchange for the respective number of Units set forth in the Ownership Schedule.

(b)
No Partner shall be obligated by this Agreement to purchase additional Units or make any contributions to the capital of the Partnership.

SECTION 5.2      Liability of Partners.

(a)
General. No Partner shall have any obligation with respect to any circumstances or events occurring prior to the Effective Date, as such obligations are solely the obligations of the Partnership. Except as may otherwise be expressly agreed by such Partner in writing, in no event shall any Partner (or former Partner) have any liability for the repayment of any Capital Contribution of any other Partner.

(b)
Liability for Amounts Distributed. The Partners hereby agree that, except as otherwise expressly provided herein or required by applicable law, no Partner shall have an obligation to return money or other property paid or distributed to such Partner whether or not such distribution was in violation of the Act, except to the extent arising from Disabling Conduct of such Partner. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such return, such obligation shall be the obligation of such Partner and not of any other Person.

SECTION 5.3      Units Uncertificated. Unless and until the Management Committee shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership (including the Ownership Schedule). If at any time the Management Committee shall determine to certificate Units, such certificates will contain such legends as the Management Committee shall reasonably determine are necessary or advisable.

Article VI

DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES

SECTION 6.1      Distributions. Subject to the last sentence of this section, distributions shall be made to the Partners in accordance with their Sharing Percentages. Subject to the last sentence of this section, distributions by the Partnership will be made if, when and in such amounts determined by the Management Committee. Notwithstanding anything to the contrary contained in this Agreement, distributions to Partners shall be subject to the restrictions contained in the Act and other applicable law. In the event that any shares of HCA Common Stock are Transferred by the Partnership on behalf of a Partner in accordance with Section 9.5(b), the net proceeds generated from such Transfer shall be distributed to such Partner in redemption of a corresponding number of such Partner’s Units in order to reflect the change in such Partner’s Interest following such Transfer.

SECTION 6.2      Allocations. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Taxable Year by the Management Committee as of the end of each such year and at such other times as the Management Committee shall determine; provided that such time will allow the Partnership to meet its obligations under Section 11.1. Net Income and Net Loss shall be allocated among the Partners pro rata in accordance with their Sharing Percentages, except that, in the case of a Transfer of HCA Common Stock not in accordance with the Partners’ Sharing Percentages, gain or loss on such Transfer shall be allocated among the Partners on whose behalf such Transfer was undertaken in accordance with Section 9.5(b).

SECTION 6.3      Tax Allocations. Except as otherwise provided in this Section 6.3, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.2; provided that, in the case of any Partnership asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, Tax Items with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any permitted manner determined by the Management Committee) so as to take account of the difference between Gross Asset Value and adjusted basis of such asset.

Article VII

MANAGEMENT

SECTION 7.1      Management Under Direction of the Management Committee.

(a)
Subject to the consent rights of the Partners provided in Section 13.3, the business and affairs of the Partnership shall be managed and controlled by a Management Committee (the “Management Committee”, and each member of the Management Committee, a “Managing Partner”). As of the date hereof, the Management Committee consists of the Partners set forth on Schedule A hereto. Each Family Group shall have the right (but not the obligation) pursuant to this Agreement to nominate and cause to be elected to the Management Committee one Managing Partner in the event that, at the applicable time, the applicable Family Group beneficially owns at least 20% of such Family Group’s Equity Stake.

(b)
In the event that a Family Group loses its right to designate a Managing Partner, the applicable Family Group’s designee to the Management Committee shall resign immediately, and the size of the Management Committee shall be reduced in size accordingly.

(c)
Notwithstanding anything to the contrary herein, for as long as a Family Group beneficially owns any amount of Units, such Family Group shall have the right (but not the obligation) pursuant to this Agreement to have an individual designated by such Family Group (an “Observer”) attend all meetings of the Management Committee; provided, however, that such Observer shall not have the right to participate in any vote, consent or other action of the Management Committee, nor shall such Observer’s vote, consent or other action be required for any vote, consent or other action of the Management Committee.

(d)
A Family Group shall notify the other Family Groups and the Partnership of any proposed designee to the Management Committee.

(e)
Any Managing Partner designated by a Family Group may be removed (with or without cause) from time to time and at any time by such Family Group, upon notice to the Partnership and the other Family Groups, if any, and may be removed by other Family Groups only for cause. Any vacancy on the Management Committee in respect of a Managing Partner designated by a Family Group may be filled by the Family Group entitled to designate such Managing Partner, subject to Section 7.1(d).

(f)
Subject to the consent rights of the Partners provided in Section 13.3, the Management Committee shall have full and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein, including to exercise all powers of the Partnership set forth in Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, each Managing Partner hereby covenants not to take any act without the consent of the Management Committee that would have the effect of binding the Partnership in any manner whatsoever.

(g)
To the fullest extent permitted by law, each Managing Partner shall be deemed an agent of the Partners comprising the Family Group who designated such Managing Partner and shall have no duty (fiduciary or otherwise) to the Partnership or any Partner or Family Group other than the Partners comprising the Family Group that designated such Managing Partner.

(h)
In the event that no Family Group has the right to designate any Managing Partners pursuant to this Section 7.1, the Management Committee shall consist of Managing Partners elected by Requisite Approval.

SECTION 7.2      Meetings of the Management Committee. Regular meetings of the Management Committee may be called on at least two business days’ notice to each Managing Partner, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Management Committee, or the chairman thereof (if any), as applicable. Any Managing Partner may call a special meeting of the Management Committee on not less than two business days’ notice to each other Managing Partner, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given to any Managing Partner if a written waiver of notice, executed by such Managing Partner before or after the meeting, is filed with the records of the meeting, or to any Managing Partner who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.

SECTION 7.3    Quorum and Acts of the Management Committee. At all duly called meetings of the Management Committee, a majority of the total number of Management Committee members shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Management Committee, the Management Committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided that notice for any reconvened meeting shall have been given in accordance with Section 7.2; provided, however, that for any such reconvened meeting, a majority of the total number of Management Committee members shall constitute a quorum for the transaction of business. Except as otherwise expressly contemplated herein, no action may be taken by the Management Committee under this Agreement or the Act without the consent of a majority of the Managing Partners that are members of such body (the “Requisite Managing Partners”). Each Management Committee member shall be entitled to one vote; provided that, except to the extent prohibited by law, any Managing Partner shall be entitled to vote on behalf of another Managing Partner if such other Managing Partner is not present at a meeting of the Management Committee and has given a proxy to vote at the applicable meeting to the attending Managing Partner. Any instrument or writing executed on behalf of the Partnership by any one or more of the members of the Management Committee shall be valid and binding upon the Partnership when authorized by the Management Committee in accordance with this Section 7.3.

SECTION 7.4      Telephonic or Video Communications. Members of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7.5      Action by Consent. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by the Requisite Managing Partners (provided that for such purposes an electronic signature shall be valid); provided that no action by written consent shall be taken without 48 hours (including at least one business day) prior notice to all of the Managing Partners. Notice of a consent need not be given to any Managing Partner if a written waiver of notice, executed before or after the consent is executed, is given by such Managing Partner.

SECTION 7.6      HCA Directors. The Partnership shall cause the shares of HCA Common Stock owned by the Partnership to be voted in favor of any person nominated to be a member of the board of directors of HCA pursuant to the Stockholders’ Agreement. The Partnership’s vote as a stockholder of HCA with respect to any other matter requiring stockholder approval will be determined by the Management Committee.

SECTION 7.7      Outside Businesses and Corporate Opportunities.

(a)
(i) Any Partner, any Managing Partner or any Affiliate of the foregoing may engage in or possess an interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Partnership or its subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person; (ii) the Partnership and the Partners shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom; and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Partnership or HCA, shall not be deemed wrongful or improper.

(b)
None of the Partners, the Managing Partners or any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be pursued by the Partnership, and any Partner, any Managing Partner or any Affiliate thereof shall have the right to pursue for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

(c)         No amendment or repeal of this Section 7.7 shall apply to or have any effect on the liability or alleged liability of any officer or any Managing Partner for or with respect to any opportunities of which any such Managing Partner becomes aware prior to such amendment or repeal.

Article VIII

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

SECTION 8.1      Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership.

SECTION 8.2      Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Partnership or to any Partner for any loss or liability arising out of any act or omission on behalf of the Partnership taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct.

SECTION 8.3      Exculpation.

(a)
To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Partnership or any Partner for any Claims and Expenses (as defined below) arising out of any act or omission of such Covered Person on behalf of the Partnership to the extent that such act or omission did not constitute Disabling Conduct.

(b)
A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

SECTION 8.4      Indemnification. To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Partnership), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in connection with the business or affairs of the Partnership or the activities of such Covered Person on behalf of the Partnership; provided that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct; provided, further, that indemnification hereunder and the advancement of expenses under Section 8.5 shall be recoverable only from the assets of the Partnership and not from assets of the Partners.

SECTION 8.5      Advancement of Expenses. To the fullest extent permitted by applicable law, the Partnership shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in Section 8.4 (other than a claim, demand, action, suit or proceeding brought by the Partnership against a Partner for such Partner’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter; provided that such Covered Person undertakes to repay such expenses if it is so determined by agreement between such Covered Person and the Partnership or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 8.4.

SECTION 8.6      Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the Management Committee of the commencement of such proceeding; provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Partnership of its obligations under Sections 8.4 and 8.5, except to the extent that the Partnership is materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Partnership), after the Partnership has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Partnership will be entitled to assume the defense of such proceeding; provided that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Partnership that in its good-faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Partnership) the defense of such specific claims with respect to the Covered Person (but not with respect to the Partnership or any other Partner); provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Partnership to pay any amounts under Section 8.4 without the prior written consent of the Partnership, such consent not to be unreasonably withheld. After notice from the Partnership to such Covered Person acknowledging the Partnership’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Partnership will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Partnership will not consent to the entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein or (ii) requires or involves any admission on the part of the Covered Person and (iii) requires the Covered Person to take any action or to forgo taking any action. Any decision that is required to be made by the Partnership pursuant to Section 8.4 or 8.5 or this Section 8.6 shall be made on behalf of the Partnership by the Management Committee.

SECTION 8.7      Insurance. The Partnership may purchase and maintain directors and officers insurance, to the extent and in such amounts as the Management Committee may, in its discretion, deem reasonable.

Article IX

TRANSFERABILITY OF UNITS

SECTION 9.1      General Transfer Restrictions.

(a)
A Partner may only Transfer its Units as follows:

(i)
to a Permitted Transferee (subject to the provisions of Sections 9.3, 9.4 and 9.5), with the consent of the Management Committee not to be unreasonably withheld; or

(ii)
with the consent of the Management Committee in its sole discretion (subject to the provisions of Sections 9.3, 9.4 and 9.5).

(b)
If any Partner proposes to Transfer any Units to a transferee, the Partner shall furnish a written notice to the Management Committee at least 10 business days prior to such proposed Transfer. Such notice shall set forth the principal terms of the proposed Transfer, including (A) the number of Units to be Transferred, (B) the per share purchase price or the formula by which such price is to be determined and (C) the name and address of the prospective transferee. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 9.1(b) shall not apply to any Transfers (w) to the Partnership, (x) to any Partner or (y) to a Permitted Transferee in connection with the death or incapacity of any Partner who is a natural person.

(c)
Any purported Transfer in violation of this Agreement shall be null and void, and the Partnership shall not in any way give effect to any such impermissible Transfer.

SECTION 9.2      Lock-ups. For so long as a Partner or former Partner holds any Units or directly or indirectly beneficially owns HCA Common Stock other than through the Partnership, it shall be bound by whatever underwriter lock-up the Management Committee may agree to, unless otherwise expressly provided by the terms of that lock-up.

SECTION 9.3      Other Transfer Restrictions.

(a)
In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of any Units or Interest by any Partner be made:

(i)
to any Person who lacks the legal right, power or capacity to own an Interest or Units;

(ii)
if such Transfer would cause the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of DOL Regulation Section 2510.3-101 or to be regulated under ERISA;

(iii)        for as long as the Partnership is a partnership for U.S. federal income tax purposes, if such Transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations;

(iv)
if such Transfer requires the registration of such Units pursuant to any applicable federal or state securities laws;

(v)
for so long as the Partnership is a partnership for federal income tax purposes, unless such transfer will not result in the Partnership being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder as determined by the Management Committee;

(vi)
unless the transferee makes the representations and warranties set forth in Section 14.1;

(vii)
if such Transfer subjects the Partnership to be regulated under the Investment Company Act of 1940 or the Investment Advisers Act of 1940; or

(viii)
if in the reasonable determination of the Management Committee, such Transfer would require the prior consent of any federal or state regulatory agency and such prior consent has not been obtained.

(b)
Unless admitted as a Substituted Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder.

(c)
The Partners effecting any Transfer permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Partnership in connection with the Transfer.

(d)
No Transfer may be made or recorded in the books and records of the Partnership unless the transferee shall deliver to the Partnership notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by Section 9.3, including the written agreement (as required pursuant to Section 9.4) of the transferee to be bound by the terms of this Agreement and to assume all obligations of the transferring Partner under this Agreement in respect of the Units that are the subject of the Transfer.

(e)
No Partner may withdraw from this Agreement except (i) as a result of a permitted Transfer of all of such Partner’s Units in accordance with this Article IX and the transferee(s) of such Units being admitted to the Partnership as a Substituted Partner(s) or (ii) with the consent of the Management Committee. In the event of a withdrawal pursuant to clause (ii) above, the withdrawing Partner shall be entitled to receive the value of its Capital Account at a time or times and in a manner determined by the Management Committee, which may be effected in full or in part by distribution in kind of shares of HCA Common Stock. Following withdrawal, a Partner shall have no rights or obligations under this Agreement (other than Sections 8.4, 9.5 and 15.3).

(f)
Any Partner who shall Transfer all of such Partner’s Units in a Transfer permitted pursuant to this Article IX shall cease to be a Partner, but shall remain subject to Section 9.5.

(g)
If any Units are Transferred or redeemed during any quarterly segment of the Partnership’s Fiscal Year in compliance with the provisions of this Article IX, on any day other than the first day of a Fiscal Year of the Partnership, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership’s Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner using any method permitted under Section 706 of the Code or determined by the Management Committee. All distributions with respect to which the record date is before the date of such Transfer or redemption shall be made to the transferor Partner, and all distributions with respect to which the record date is after the date of such Transfer, in the case of a Transfer other than a redemption, shall be made to the transferee Partner.

SECTION 9.4      Substituted Partners.

(a)
No Partner shall have the right to substitute a transferee as a Partner in its place with respect to any Units so Transferred unless (i) such Transfer is made in compliance with the terms of this Agreement and (ii) the transferee executes and delivers to the Partnership a signature page counterpart to this Agreement and an acceptance of all of the terms and conditions of this Agreement (including such other documents or instruments as may be required to effect the admission in the Management Committee’s reasonable judgment).

(b)
A transferee who has been admitted as a Substituted Partner in accordance with this Section 9.4 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Partner under this Agreement holding Units.

(c)
Admission of a Substituted Partner shall become effective on the date such Person’s name is recorded on the books and records of the Partnership. Upon the admission of a Substituted Partner, (i) the Management Committee shall revise the Ownership Schedule to reflect the name and address of, number and class of Units held by and, if and as the Management Committee shall have determined to be applicable, Family Group memberships of such Substituted Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Partner and (ii) to the extent of the Transfer to such Substituted Partner, the transferor Partner shall be relieved of its obligations under this Agreement.

SECTION 9.5      HCA Common Stock.

(a)
Each Partner acknowledges that beneficial ownership of HCA Common Stock by a Partner or former Partner other than indirectly through the Partnership (including such beneficial ownership acquired as a result of a distribution by the Partnership, and including any indirect beneficial ownership through Hercules) may subject such Partner or former Partner, the Partnership and the other Partners to, without limitation, SEC reporting, volume and manner of sale limits, limits under the Stockholders’ Agreement and other covenants in favor of HCA, pre-clearance of transfers by HCA and other requirements. Accordingly, each Partner agrees that, unless the Management Committee determines otherwise in its sole discretion, at any time during or after which such Partner is a Partner, such Partner shall not, and shall procure that any transferee of any of its Units shall not, without the prior written consent of the Management Committee: (i) acquire or Transfer any HCA Common Stock (including within a Family Group or otherwise to a Permitted Transferee); or (ii) vote any shares of HCA Common Stock other than in favor of any person nominated to be a member of the board of directors of HCA pursuant to the Stockholders’ Agreement.

(b)
Without limitation on Section 9.5(a), a Partner may request that the Partnership (i) distribute in kind a number of shares of HCA Common Stock to such Partner or (ii) Transfer HCA Common Stock to a third party and distribute the net proceeds of such Transfer to such Partner, in each case, in redemption of a corresponding number of such Partner’s Units. The Management Committee may approve or deny such a request, in full or in part, in its sole discretion, exercised in good faith in a manner consistent with past practice, taking into account the considerations described in Section 9.5(a).

Article X

RECORDS AND REPORTS; FISCAL AFFAIRS

SECTION 10.1    Records and Accounting.

(a)
Appropriate records and books of account of the business of the Partnership, including a list of the names, addresses, Units and Capital Contributions of all Partners, shall be maintained at the Partnership’s principal place of business. In any event, the Management Committee shall have the right in its discretion to keep confidential from the Partners, for such period of time as the Management Committee deems appropriate, any information which the Management Committee reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Management Committee in good faith believes is not in the best interest of the Partnership or its business or that the Partnership is required by law or agreement with a third party to keep confidential.

(b)
The books and records of the Partnership shall be kept in accordance with generally accepted accounting principles as in effect from time to time in the United States. The accrual basis of accounting shall be followed by the Partnership for federal income tax purposes.

Article XI

TAX MATTERS

SECTION 11.1    Preparation of Tax Returns. The Partnership Representative shall arrange for the preparation and timely filing of all returns of the Partnership’s income, gains, deductions, losses and other items required of the Partnership for federal, state and local income tax purposes. The Partnership shall use reasonable best efforts to supply each Partner with the Partnership information necessary, by February 28th of each year, to enable such Partner to prepare in a timely manner its federal, state and local income tax returns and such other financial or other statements and reports.

SECTION 11.2
Partnership Representative.

(a)
Thomas F. Frist III shall be the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code and the Regulations thereunder (the “Partnership Representative”) and shall, to the extent permitted, serve the same functions for all state, local and non-U.S. tax purposes. If the Partnership Representative is not an individual, the Partnership Representative shall be permitted to appoint a “designated individual” within the meaning of Regulations Section 301.6223-1. The Partnership Representative is hereby authorized to take any and all such actions and to execute and file all statements and forms on behalf of the Partnership that are approved by the Management Committee and are permitted or required by Sections 6221 through 6241 of the Code, including a “push-out” election under Section 6226 of the Code (or any analogous election under state, local or non-U.S. tax law or in connection with any other tax proceeding) such that the Partnership shall not be liable for any “imputed underpayment” within the meaning of Section 6225 of the Code (or for any similar amount under applicable state, local or non-U.S. tax law).

(b)
The Partnership Representative shall at the request of any Partner cause the Partnership to elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property.

For the avoidance of doubt, the provisions relating to indemnification of a Partner set forth in Article VIII of this Agreement shall be fully applicable to the Partnership Representative in its capacity as such. The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or other experts or consultants to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable. Notwithstanding anything to the contrary, the Partnership Representative shall reasonably consult with the Partners and their representatives (including their accountants) with respect to all tax matters. The Partnership Representative shall keep the Partners fully advised of the progress of any audit or other tax proceeding and shall, within five business days of receipt, supply the Partners with copies of any written communications and notice of any oral communications received from the Internal Revenue Service, or other taxing authority, and shall, at least five business days prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide such materials to the Partners for their approval, which approval shall not be unreasonably withheld. The Partnership Representative shall also give notice to the Partners of its intention to meet with any representative of the Internal Revenue Service at least 10 days prior to such meeting (or promptly upon arranging such meeting if such meeting is arranged fewer than 10 days prior to such meeting), and shall provide the Partners or their agents, legal counsel, employees or accountants with an opportunity to participate in such meeting (and shall inform any Partners who do not participate in the meeting of the results of the meeting within five business days after such meeting). Nothing in this Section 11.2 shall be construed to restrict or otherwise limit the other Partners’ rights to participate in any administrative or judicial proceeding in connection with any tax matters relating to the Partnership.

SECTION 11.3    Organizational Expenses. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Section 709 of the Code and the regulations promulgated thereunder.

SECTION 11.4    Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the Management Committee determines (provided, however, that the Management Committee may delegate such determination to the Partnership Representative) that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within 15 days after notice from the Partnership that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (ii) the Management Committee determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full.

SECTION 11.5    Classification. The Partnership will file information returns and any other applicable tax returns in a manner consistent with treatment of the Partnership as a partnership for United States federal income tax purposes and will not elect to be treated as a corporation for United States federal income tax purposes.

SECTION 11.6    Partnership Status. Notwithstanding anything contained in this Agreement to the contrary, the Partnership will undertake all necessary steps to preserve the Partnership’s status as a partnership for U.S. federal tax purposes and will not undertake any activity or make any investment or fail to take any action that will cause the Partnership to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code.

SECTION 11.7    Listed and Reportable Transactions. The Partnership will not enter into any transaction that is, at the time such transaction is entered into, a “listed transaction” within the meaning of the Regulations promulgated under Section 6011 of the Code without the consent of all Partners. If the Partnership participates in a reportable transaction described in the Regulations promulgated under Section 6011 of the Code, the Partnership will provide the Partners with information sufficient for them to comply with any resulting U.S. tax reporting obligations.

Article XII

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 12.1    Dissolution. The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a)
an election by the Management Committee;

(b)
any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

(c)
any other event that causes there to be only one Partner.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership will not terminate until the assets of the Partnership have been liquidated and the assets distributed as provided in Section 12.3(b).

SECTION 12.2    Death, Legal Incapacity, etc. The death, bankruptcy, dissolution, insanity, incompetency or other legal incapacity, or the retirement, resignation or expulsion from the Partnership of a Partner (by transfer of Units or otherwise), the occurrence of any other event that causes a Partner to cease to be a Partner of the Partnership, or the occurrence of any other event prior to a Liquidating Event, shall not cause the dissolution or termination of the Partnership, and the Partnership, notwithstanding such event, shall continue without dissolution upon the terms and conditions provided in this Agreement, and each Partner, including each Substituted Partner, by executing this Agreement, agrees to such continuation of the Partnership without dissolution.

SECTION 12.3    Liquidation of the Partnership’s Assets Upon Dissolution.

(a)
On dissolution, the Partnership shall be liquidated and wound up in an orderly manner in accordance with the provisions of this Section 12.3. The Management Committee may wind up the affairs of the Partnership or may appoint one or more liquidating trustees (who may be Partner(s)) to wind up the affairs of the Partnership. Subject to Section 13.3, the Management Committee is authorized to sell, exchange or otherwise dispose of the assets of the Partnership, or to distribute the Partnership’s assets in kind, as the Management Committee shall determine to be in the best interests of the Partners. The Management Committee shall use commercially reasonable efforts to complete the liquidation of the Partnership within two years after the dissolution of the Partnership; provided that such period may be extended for up to two additional one-year periods by the Management Committee. The reasonable out-of-pocket expenses incurred by the Management Committee in connection with winding up the Partnership (including legal and accounting fees and expenses), all other liabilities or losses of the Partnership or the Management Committee incurred in accordance with the terms of this Agreement and reasonable compensation for the services of the liquidating trustee shall be borne by the Partnership. Except as otherwise required by law or for Disabling Conduct, Managing Partners shall not be liable to any Partner or the Partnership for any loss attributable to any act or omission taken in good faith in connection with the winding up of the Partnership and the distribution of the Partnership’s assets. The Management Committee or the liquidating trustee, as applicable, may consult with counsel and accountants with respect to winding up the Partnership and distributing its assets and shall be justified in acting or omitting to act, in accordance with the advice or opinion of such counsel or accountants; provided that the Management Committee or the liquidating trustee, as applicable, shall have used reasonable care in selecting such counsel or accountants.

(b)
Upon dissolution of the Partnership, the expenses of liquidation (including compensation for the services of the liquidating trustee and legal and accounting fees and expenses) and the Partnership’s liabilities and obligations to creditors (including obligations to Partners, if any, other than liabilities for distributions) shall first be paid, or reasonable provisions shall be made for payment thereof, from cash on hand or from the liquidation of the Partnership properties. The Management Committee also is authorized to hold any funds required to be held in escrow pursuant to the provisions of any agreement for the sale of investments that require such an escrow. If any of the Partnership’s liability is contingent, conditional or unmatured in amount, a reserve equal to the maximum amount to which the Partnership could reasonably be held liable shall be established. Upon payment or other discharge of such liability, the amount remaining in such reserve not needed, if any, will be distributed in accordance with the following sentence. After payment or provision for payment of all expenses of liquidation and liabilities and obligations of the Partnership, the remaining assets of the Partnership (whether cash or securities) shall be distributed to the Partners in accordance with Section 6.1.

SECTION 12.4    Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed in the manner provided for in this Article.

SECTION 12.5    Claims of the Partners. The Partners and former Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners and former Partners shall have no recourse against the Partnership, any other Partner or Managing Partner or the Management Committee.

Article XIII

CONSENTS, VOTING AND MEETINGS OF PARTNERS

SECTION 13.1    Meetings. Any matter requiring the consent of any of the Partners pursuant to this Agreement may be considered at a meeting of the Partners attended by at least the number of Partners required for the Requisite Approval, or the Partners may take such action without a meeting, without prior notice and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by the Partners sufficient to provide the Requisite Approval. Meetings of Partners may be called, and notices of meetings may be given, at any time and for any reason by the Management Committee, in its discretion. Notice of meetings of Partners shall be given not less than five nor more than 60 days prior to the meeting. Notice may be waived by the Partners. Any such notice shall state briefly the purpose, time and place of the meeting. All such meetings shall be held in the United States, within or outside the State of Delaware, at such reasonable place as the Management Committee shall designate and during normal business hours. Partners may participate in a meeting of the Partners by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 13.2    Record Dates . The Management Committee may set in advance a date for determining the Partners entitled to notice of and to vote at any meeting. All record dates shall not be more than 60 days prior to the date of the meeting to which such record date relates.

SECTION 13.3    Consent Rights.

(a)
Notwithstanding anything in this Agreement to the contrary, the Requisite Approval in addition to Management Committee approval shall be required for the Partnership to enter into any merger, consolidation, recapitalization, or sale of such entity or all or substantially all of the assets of the Partnership or consummation of a similar transaction involving the Partnership (other than a merger, consolidation or similar transaction between or among the Partnership and one or more direct or indirect wholly-owned subsidiaries of the Partnership which transaction would not materially and adversely impact the rights of any holder of Units) or to enter into any agreement providing therefor.

(b)
The Partnership and the Partners will not limit a Family Group’s Managing Partner designation rights without the consent of the affected Partner or Family Group.

SECTION 13.4    Voting and Other Rights. Except as otherwise expressly provided in this Agreement, the Units shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Partnership.

Article XIV

REPRESENTATIONS AND WARRANTIES OF EACH PARTNER

SECTION 14.1    Representations and Warranties of Each Partner. Each Partner hereby represents and warrants to, and agrees with, the Partnership and the other Partners that the following statements are true:

(a)
Such Partner is fully aware that Units in the Partnership have not been and will not be registered under the Securities Act.

(b)
Such Partner’s Units in the Partnership have been acquired for its own account solely for investment and not with a view to resale or distribution thereof.

(c)         (i) Such Partner’s financial condition is such that such Partner can afford to bear the economic risk of holding its Units for an indefinite period of time, (ii) such Partner can afford to suffer a complete loss of such Partner’s investment in its Units, (iii) such Partner understands and has taken cognizance of all risk factors related to the purchase of its Units and (iv) such Partner’s knowledge and experience in financial and business matters are such that such Partner is capable of evaluating the merits and risks of purchasing its Units.

(d)
Such Partner has been given the opportunity to (i) ask questions of, and receive answers from, the Partnership concerning the terms and conditions of Units and (ii) obtain any additional information which the Partnership can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Partnership. In considering its investment in the Partnership, such Partner has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Partnership or any Managing Partner, officer, employee, agent or Affiliate of such Persons, other than as set forth in this Agreement. Such Partner has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Partnership in light of its particular tax and financial situation, and has determined that an investment in the Partnership is a suitable investment for it.

(e)
Such Partner is not an ERISA Partner (including an Individual Retirement Account).

(f)
Such Partner, if it is not an individual, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and the execution, delivery and performance by it of this Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental body, agency or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which such Partner is a party or by which such Partner or any of its properties is bound. This Agreement constitutes a valid and binding agreement of such Partner, enforceable against such Partner in accordance with its terms.

(g)
If such Partner is an individual, the execution, delivery and performance by such Partner of this Agreement is within such Partner’s legal right, power and capacity, requires no action by or in respect of, or filing with, any governmental body, agency, or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which such Partner is a party or by which such Partner or any of his or her properties is bound. This Agreement constitutes a valid and binding agreement of such Partner, enforceable against such Partner in accordance with its terms.

(h)
If such Partner is a partnership, grantor trust or S corporation for federal income tax purposes (a “flow-through entity”), and substantially all of the interest of any beneficial owner of such flow-through entity will be attributable to the Partner’s Units within the meaning of Regulations Section 1.7704-1(h)(3)(i), then the use of the tiered ownership arrangement does not have as a principal purpose the satisfaction of the 100-partner limitation in Regulations Section 1.7704-1(h)(1)(ii).

(i)
The foregoing representations, warranties and agreements shall survive the date of the Partner’s admission to the Partnership.

Article XV

GENERAL PROVISIONS

SECTION 15.1    Notices.

(a)
Except as otherwise expressly provided in this Agreement, all notices, requests, consents or other communications to the Partnership or to any Partner hereunder shall be in writing and shall be given as follows:

(i)
if to the Partnership:

c/o:

Frisco Holding II
1100 North Market Street
Suite 4050
Wilmington, Delaware 19890
Attn: President

with a copy (which shall not constitute notice) to:

Frist Capital, LLC
3100 West End Avenue
Suite 1225
Nashville, Tennessee 37203
Telephone: (615) 269-7979

and (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telecopy: (212) 558-3588
Attention: Charles T. Dowling; Joseph A. Hearn; Stephen M. Kotran;

(ii)
if to a Partner, at the Partner’s address or facsimile number set forth on the Ownership Schedule, as such Ownership Schedule may be amended or updated from time to time pursuant to this Agreement; or such other address or facsimile number as the Partnership or such Partner may hereafter specify by written notice to the others.

(b)
Each such notice, request, consent or other communication shall be given (i) by hand delivery, (ii) by nationally recognized overnight courier service, or (iii) by facsimile.

(c)
Each such notice, request, consent or other communication shall be deemed to be delivered (i) if delivered by hand, when delivered at the address specified in this Section 15.1, (ii) if delivered by nationally recognized overnight courier service, on the second following business day after delivery to such service or such mailing, and (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 15.1 and the appropriate answer back or confirmation is received.

SECTION 15.2    Amendments. Amendments to this Agreement may be made only by a written instrument signed by the Requisite Managing Partners; provided, however, that any modification or amendment of this Agreement that would subject any Partner to materially adverse treatment relative to other similarly situated Partners shall require the agreement of the differently treated Partner; provided, further, that to the extent that any provision of this Agreement expressly requires a higher standard of approval, then such standard shall apply with respect to the amendment of such provision. The Partnership shall send to each Partner a copy of any amendment to this Agreement. Notwithstanding the foregoing, the Management Committee may revise the Ownership Schedule from time to time as contemplated by Section 4.1.

SECTION 15.3    Confidentiality. Each Partner agrees that such Partner shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without the consent of the Management Committee, any non-public information with respect to the Partnership (including any Person in which the Partnership holds, or contemplates acquiring, an investment) that is in such Partner’s possession on the date hereof or disclosed to such Partner by or on behalf of the Partnership; provided that a Partner may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this provision by such Partner or its Affiliates, (ii) to its employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its Partners who have agreed to keep such information confidential, (iv) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Partner or (v) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has become generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) the Partner shall, to the extent legally permitted, give the Partnership notice of such request and shall cooperate with the Partnership at the Partnership’s request so that the Partnership may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Partnership after notice), the Partner (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

SECTION 15.4    Entire Agreement. This Agreement (including the Schedules attached hereto) and the Registration Rights Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall supersede any prior understanding or agreement, oral or written with respect thereto. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Partners relating only to the subject matter of this Agreement that are not fully expressed herein or therein.

SECTION 15.5    Successors and Assigns; Binding Effect. No Partner shall assign all or any part of its rights or obligations under this Agreement to any Person, except as expressly provided herein, and any purported assignment in violation of this Agreement shall be void. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, heirs, successors and permitted assigns. Each Covered Person shall be entitled to rely upon, shall be a third-party beneficiary of, and shall be entitled to enforce, the provisions of this Agreement applicable to such Person.

SECTION 15.6    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Any default hereunder by a Partner shall not excuse a default by any other Partner.

SECTION 15.7    No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 15.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 15.9    Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Partnership or its operations, each of the Partners and the Partnership unconditionally accepts the non-exclusive jurisdiction and venue of any Tennessee State court or Federal court sitting in Nashville, Tennessee, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Partners agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 15.1. EACH OF THE PARTNERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE PARTNERSHIP OR ITS OPERATIONS.

SECTION 15.10 Aggregation of Units. All Units held or acquired by a Partner and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Partner, or application of any restrictions to a Partner, under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. Within a Family Group, the Partners in such Family Group may exercise any rights of such Family Group under this Agreement by means of Group Approval in any manner, such as by grant of a power of attorney and/or proxy, as such Family Group reasonably sees fit, subject to the other terms of this Agreement.

SECTION 15.11  Equitable Relief. The Partners hereby confirm that damages at law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Partner aggrieved as against another Partner for a breach or threatened breach of any provision hereof, it being the intention by this Section 15.11 to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Partner from any other remedy it or he might have, either in law or in equity.

SECTION 15.12  Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 15.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

SECTION 15.14 Recapitalizations, Exchanges, Etc., Affecting Units, HCA Common Stock. The Management Committee may make such equitable changes to Units or other provisions of this Agreement as it may reasonably see fit to reflect the effect of any stock or unit dividend, stock or unit split, stock or unit issuance, reverse stock or unit split, combination, recapitalization, reclassification, merger, consolidation or otherwise, in each case, affecting the HCA Common Stock.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

By:	/s/ Patricia Frist Elcan
	Name:	Patricia Frist Elcan
	Title:	Managing Partner

By:	/s/ Thomas F. Frist III
	Name:	Thomas F. Frist III
	Title:	Managing Partner

By:	/s/ William R. Frist
	Name:	William R. Frist
	Title:	Managing Partner

[Signature Page to the Partnership Agreement]

SCHEDULE A

MANAGING PARTNERS

Patricia Frist Elcan

Thomas F. Frist III

William R. Frist